                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                Form S-8

                         REGISTRATION STATEMENT
                                 UNDER
                       THE SECURITIES ACT OF 1933


                               CULP, INC.
        (Exact name of registrant, as specified in its charter)


       North Carolina                                          56-1001967
(State or other jurisdiction of                             (I.R.S. Employer)
 incorporation or organization)                            Identification No.)


                         101 South Main Street
                 High Point, North Carolina  27261-2686
                             (919) 889-5161
                (Address of principal executive offices)


                               CULP, INC.

                     PERFORMANCE-BASED OPTION PLAN
                        (Full title of the plan)


                           FRANKLIN N. SAXON
                         101 South Main Street
                 High Point, North Carolina  27261-2686
                (Name and address of agent for service)
                             (919) 889-5161
     (Telephone number, including area code, of agent for service)



                    CALCULATION OF REGISTRATION FEE

  Title of        Amount to      Proposed         Proposed       Amount of
 securities           be         maximum          maximum       registration
    to be         registered   offering price     aggregate          fee
 registered                        per            offering
                                  share            price
Common Shares      128,000        $.05            $6,400         $100.00
($.05 par value)


(1) In accordance with Rule 457(h)(1) of Regulation C, the price for the shares, which are issuable upon the exercise of outstanding options, is computed on the basis of the price at which the options may be exercised.


                     This filing contains 66 pages.
                    The exhibit index is on page 11.

                           REOFFER PROSPECTUS


                             128,000 Shares

                               CULP, INC.

                             Common Shares
                            ($.05 par value)

                     PERFORMANCE-BASED OPTION PLAN

                          ___________________


   THESE SECURITIES INVOLVE SOME DEGREE OF RISK.  SEE "RISK FACTORS."

                          ____________________


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ____________________

     This Prospectus is being used in connection with the offering from time to time by shareholders of Culp, Inc. (the "Company"), 101 South Main Street, High Point, North Carolina 27261-2686, who may be deemed affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended (the "1933 Act")) of the Company (the "Affiliates"), or their respective legatees, heirs or legal representatives, of 128,000 shares of the Company's common stock, $.05 par value (the "Common Stock"), which may be acquired by them through the exercise of stock options pursuant to the Culp, Inc. Performance-Based Option Plan (the "Plan"). Such affiliates of the Company are collectively referred to herein as the "Selling Shareholders." See "Selling Shareholders" below. The shares offered hereby have been registered under the 1933 Act by a registration statement on Form S-8 filed by the Company with this Prospectus (together, the "Registration Statement").

     The Company expects that the Selling Shareholders intend to sell all or a portion of the shares offered hereby from time to time either (i) on the National Market System, or (ii) by private sales directly or through a broker or brokers. Sales on the National Market System will be made at prices prevailing at the time of such sales. The Company will not receive any of the proceeds from the sale of such shares, although it will be paying the expenses of preparing this Prospectus and the related Registration Statement. The Affiliates, and any brokers or dealers through whom sales of shares are made, may be deemed "underwriters" within the meaning of the 1933 Act, and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

           The date of this Prospectus is September 21, 1995.

                        AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549 and at the Commission's regional offices located in Chicago, at Room 1204, the Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois, 60604; in Los Angeles, at Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California, 90036-3648; and in New York, at 75 Park Plaza, 14th Floor, New York, New York, 10007. Copies of such material can be obtained upon payment of customary Commission fees, from the public reference facility of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus and in the Registration Statement. Any such request should be sent to Franklin N. Saxon, Culp, Inc., 101 South Main Street, High Point, North Carolina 27261-2686 (telephone: (919) 889-5161).

     The Common Shares of the Company are listed with the National Association of Securities Dealers Automated Quotation National Market System. Reports, proxy statements and other information concerning the Company can be inspected at such national securities exchange.

     The Company's executive offices are located at 101 South Main Street, High Point, North Carolina 27261-2686 (telephone: (919)
889-5161).


              _________________________________________



                          TABLE OF CONTENTS
                                                                 Page

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . .    4
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . .    5
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . .    6
Documents Incorporated By Reference . . . . . . . . . . . . . .    6

                             RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.


     Customers

     The Company has one significant customer that accounted for 6.7% of the Company's net sales in the fiscal year ended April 30, 1995. Otherwise, the Company is not dependent upon a single customer or group of customers, the loss of which would have a materially adverse effect on the business of the Company.


     Industry Cyclicality

     Demand for the Company's products is principally a function of consumer demand for upholstered furniture and mattresses. For most individuals, a decision to buy upholstered furniture or mattresses represents both a discretionary purchase and a relatively large expenditure. Accordingly, demand is, in general, higher during periods of economic strength and lower during periods of economic weakness or uncertainty.


     Competition

     While many companies compete in the upholstery fabric and mattress ticking manufacturing industries, market share in the industry is concentrated among a small number of companies which are highly competitive. Competition is based primarily on product design and styling, price, service, and quality. Several of the companies with which the Company competes have greater financial resources than the Company. Although the Company has experienced no significant competition in the United States from imports to date, changes in foreign exchange rates or other factors could make imported fabrics more competitive with the Company's products in the future.


     Vulnerability to Changes in Consumer Tastes

     Consumer tastes in upholstered furniture and mattresses change over time, with the relative importance of certain colors, styles, and fabric types varying from year to year and consumer tastes periodically shifting among prints, leather, velvets and woven fabrics for upholstery fabrics and among damask and printed fabrics for mattress ticking.


     Fluctuation in Raw Material Prices

     Culp's raw materials consist principally of polypropylene, polyester, acrylic, cotton, and rayon fibers and yarns for use in its yarn manufacturing and fabric weaving operations, and latex to backcoat its finished fabrics. The Company is dependent upon outside suppliers for the majority of its raw material needs and, therefore, is subject to price increases and delays in receiving supplies of these materials. All of these products, other than rayon and cotton, are petrochemical products, and while the cost of these raw materials has been rising over the past several years, any dislocation in the petrochemical industry could result in significant price increases. Historically, the Company has been able to pass through a substantial portion of any increases in its raw material costs; however, there can be no assurance that any future increases in raw material costs would not have a material adverse effect on the Company.


     Dependence on Key Personnel

     The Company's success depends to a significant extent upon the efforts and abilities of its current Chief Executive Officer and certain other current members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company does not have "key man" life insurance on the life of any member of its senior management.


     Compliance with Environmental Laws and Regulations

     The Company's operations are subject to numerous federal, state, and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment. Environmental liability can extend to previously owned properties, leased properties, and properties owned by third parties, as well as to properties currently owned and leased by the Company. Environmental liabilities can also be asserted by adjacent landowners or other third parties in toxic tort litigation. In addition, under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and analogous state statutes, liabilities can be imposed for the disposal of waste at sites targeted for cleanup by federal and state regulatory authorities.


                         SELLING SHAREHOLDERS

     The following table sets forth the name of each Selling Shareholder required to be included herein, the position which he has with the Company, the number of Common Shares owned by such persons as of July 14, 1995, the number of Common Shares eligible to be reoffered hereby and, if one percent or more, the percentage of the class to be owned by such Selling Shareholders after completion of the offering (assuming full exercise of the options covering the shares offered hereby).



                                                          Number of                     Percentage to
                                                 Shares Owned as of     Maximum            be Owned
Name                     Position                    July 14, 1995  Offered Hereby     After Offering
Andrew W. Adams          Senior Vice President               7,313       10,000            *
                         (Manufacturing), Director

Robert G. Culp, III      Chairman, Chief Executive         500,059       25,000          4.7%
                         Officer, Director

Howard L. Dunn, Jr.     President, Chief Operating         241,584       18,000          2.3%
                        Officer, Director

Kenneth M. Ludwig       Vice President
                        (Human Resources)                        0       9,000             *

Franklin N. Saxon       Vice President, Chief Financial        316        9,000            *
                        Officer, Treasurer

                          PLAN OF DISTRIBUTION

    The Company expects that the Selling Shareholders intend to sell all or a portion of the Common Shares offered hereby from time to time either (i) on the National Market System or (ii) by private sale directly or through a broker or brokers. Sales on the National Market System will be made at prices prevailing at the times of such sales. The Affiliates and any brokers or dealers through whom sales are made, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

    There is no assurance that any of the Selling Shareholders will sell any or all of the Common Shares offered by them.


                  DOCUMENTS INCORPORATED BY REFERENCE

    The following documents are incorporated by reference in this prospectus:

    1. The Company's most recent annual report on Form 10-K filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") containing consolidated financial statements for the Company's latest fiscal year;

    2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in paragraph 1 above;

    3. The description of the common stock contained in the Company's registration statement filed under the Exchange Act on Form 8-A (SEC File No. 0-12781), including any amendment or report filed for the purpose of updating such description; and

    4. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.

                  PART II INFORMATION REQUIRED IN THE
                         REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents are incorporated by reference into this registration statement:

        (a) The registrant's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

        (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in paragraph (a) above;

        (c) The description of the common stock contained in the registrant's registration statement filed under the Exchange Act on Form 8-A (SEC File No. 0-12781), including any amendment or report filed for the purpose of updating such description; and

        (d) All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold.

Item 6.  Indemnification of Directors and Officers.

    Section 55-2-02 of the North Carolina Business Corporation Act (the "Business Corporation Act") enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The registrant's articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

    Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors or officers under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director or officer of the corporation who is or is threatened to be made a party to any legal action, suit or proceeding because of the fact that such person was or is a director or officer of the corporation. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director or officer (i) conducted himself in good faith,
(ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct was not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

    In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation to indemnify, or agree to indemnify, any director or officer against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation ) arising out of the person's status as such or the person's activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The registrant's bylaws provide for indemnification of directors to the fullest extent permitted under the Business Corporation Act.

    Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer who is a party to a proceeding also may apply for and obtain court-ordered indemnification, as provided in Sections 55-8-54 and 55-8-56, if the court determines that such director or officer is entitled to the mandatory indemnification as described above or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct required for statutory indemnification under Section 55-8-51 or was held liable to the corporation in a proceeding by or in the right of the corporation (except that a director held so liable to the corporation may recover only reasonable expenses incurred).

    Additionally, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director or officer of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify such persons. The registrant has obtained policies insuring itself and its directors and officers to the extent that the registrant may be required or permitted to indemnify directors or officers against certain liabilities arising from acts or omissions in the discharging of their duties.


Item 8.  Exhibits.

Exhibit Number        Description

    4.1               Specimen Common Stock Certificate

    4.2               Restated Articles of Incorporation of the registrant

    4.3               Restated and Amended Bylaws of the registrant

      5               Opinion of Robinson, Bradshaw & Hinson, P.A.

   23.1               Consent of Robinson, Bradshaw & Hinson, P.A.
                      (contained in Exhibit 5)

   23.2               Consent of KPMG Peat Marwick LLP

   24.1               Power of Attorney of Andrew W. Adams, dated
                      August 18, 1995

   24.2 Power of Attorney of Baxter P. Freeze, Sr., dated August 17, 1995

   24.3               Power of Attorney of Earl M. Honeycutt, dated
                      August 18, 1995

   24.4               Power of Attorney of Bland W. Worley, dated
                      August 17, 1995

   24.5               Power of Attorney of Patrick H. Norton, dated
                      August 17, 1995

   24.6               Power of Attorney of Judith C. Walker,
                      dated August 17, 1995

   24.7 Power of Attorney of Earl N. Phillips, Jr., dated August 28, 1995

   24.8               Power of Attorney of Howard L. Dunn, Jr., dated
                      August 22, 1995

     99               Culp, Inc. Performance-Based Option Plan

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes as follows:

     (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment involving a fundamental change in the information set forth in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) The registrant shall remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering;

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina on August 28, 1995.

                         CULP, INC.

                         By:  /s/ Robert G. Culp, III

                              Robert G. Culp, III
                              Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                  Title               Date


   /s/ Robert G. Culp, III         Chairman, Chief     August 17, 1995
                                   Executive Officer
       Robert G. Culp, III

   /s/ Howard L. Dunn, Jr.*        President, Chief    August 24, 1995
                                   Operating
       Howard L. Dunn, Jr.         Officer, Director

   /s/ Franklin N. Saxon           Vice, President,    August 16, 1995
                                   Chief Financial
       Franklin N. Saxon           Officer, Chief
                                   Accounting
                                   Officer and
                                   Director

   /s/ Earl N. Phillips, Jr.*      Director            August 24, 1995
       Earl N. Phillips, Jr.

   /s/ Andrew W. Adams*            Director            August 24, 1995
       Andrew W. Adams

   /s/ Earl M. Honeycutt*          Director            August 24, 1995
       Earl M. Honeycutt

   /s/ Judith C. Walker*           Director            August 24, 1995
       Judith C. Walker

   /s/ Baxter P. Freeze, Sr.*      Director            August 24, 1995
       Baxter P. Freeze, Sr.

   /s/ Patrick H. Norton*          Director            August 24, 1995
       Patrick H. Norton

   /s/ Bland W. Worley*            Director            August 24, 1995
       Bland W. Worley

     *By Franklin N. Saxon, Attorney-in-Fact, pursuant to Power of Attorney attached as Exhibit hereto.

                              EXHIBIT INDEX



Exhibit Number    Description                                         Page No.


    4.1           Specimen Common Stock Certificate                      12

    4.2           Restated Articles of Incorporation of the registrant   14

    4.3           Restated and Amended Bylaws of the registrant          23

      5           Opinion of Robinson, Bradshaw & Hinson, P.A.           51

   23.1           Consent of Robinson, Bradshaw & Hinson, P.A.           52
                  (contained in Exhibit 5)

   23.2           Consent of KPMG Peat Marwick LLP                       53

   24.1           Power of Attorney of Andrew W. Adams, dated August     54
                  18, 1995

   24.2           Power of Attorney of Baxter P. Freeze, Sr., dated      55
                  August 17, 1995

   24.3           Power of Attorney of Earl M. Honeycutt, dated August   56
                  18, 1995

   24.4           Power of Attorney of Bland W. Worley, dated August     57
                  17, 1995

   24.5           Power of Attorney of Patrick H. Norton, dated August   58
                  17, 1995

   24.6           Power of Attorney of Judith C. Walker, dated August    59
                  17, 1995

   24.7           Power of Attorney of Earl N. Phillips, Jr., dated      60
                  August 28, 1995

   24.8           Power of Attorney of Howard L. Dunn, Jr., dated        61
                  August 22, 1995

     99           Culp, Inc. Performance-Based Option Plan               62